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                                                               EXHIBIT 10.2


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Portions of this Exhibit 10.2 have been redacted and are the subject of a confidential treatment request filed with the Secretary of the Securities and Exchange Commission.
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                                                                    EXHIBIT 10.2

                                LICENSE AGREEMENT

             This LICENSE AGREEMENT is entered into as of ______________ (the "Effective Date") by and between PFIZER INC ("Pfizer"), a Delaware corporation, having an office at 235 East 42nd Street, New York, New York 10017 and ONCOGENE SCIENCE, INC. ("OSI"), a Delaware corporation, having an office at 106 Charles Lindbergh Boulevard, Uniondale, New York 11553.

             In consideration of the mutual covenants and promises set forth in this Agreement, the parties agree as follows:

1.       Definitions.

         The capitalized terms used in this Agreement shall have the meanings specified for such terms in this Section 1 and in Section 1 of the Collaborative Research Agreement.

         1.1 "Collaborative Research Agreement" means the Collaborative Research Agreements between Pfizer and OSI effective April 1, 1991 and April 1, 1996.

         1.2 "Net Sales" means the gross amount invoiced by Pfizer or any sublicensee of Pfizer for arm's-length sales to a third party or parties of Licensed Human Therapeutic Products, after deducting, normal and customary trade discounts actually allowed, returns, credits, taxes the legal incidence of which is on the purchaser and separately shown on Pfizer's or any sublicensee of Pfizer's invoices and transportation, insurance and postage charges, if prepaid by Pfizer or any sublicensee of Pfizer and billed on Pfizer's or any sublicensee of Pfizer's invoices as a separate item.

2.       Grant of Licenses.

         2.1 License Granted to Pfizer under the Patent Rights.

                  OSI grants to Pfizer the exclusive, worldwide license, including the right to grant sublicenses, to make, use and sell Human Therapeutic Products under all OSI's right, title and interest in the Patent Rights.

         2.2 License Granted to Pfizer under the Joint Technology.

             OSI grants to Pfizer the exclusive worldwide license, including the right to grant sublicenses, to make, use and sell Human Therapeutic Products, under all OSI's right, title and interest in the Joint Technology.
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         2.3 Licenses Granted to OSI under the Patents and Joint Technology.
Sections 2.1 and 2.2 to the contrary notwithstanding:

             2.3.1 Pfizer grants to OSI the exclusive, perpetual, royalty free license, including the right to grant sublicenses, to make use and sell Human Diagnostic Products and products sold exclusively for research purposes under all Pfizer's right, title and interest in the Patent Rights and Joint Technology.

         2.4 Term of License Grants and Payment of Royalties.

             2.4.1 The term of the grant set forth in Section 2.1 shall commence on the Effective Date and shall terminate on the date of the last to expire of the Patent Rights.

             2.4.2 The term of the grant set forth in Section 2.2 shall commence on the Effective Date and shall run perpetually except in those countries of the world in which such term is limited by law.

         2.5 Paid-Up License.

             Pfizer shall have a paid-up license permitting royalty-free manufacture, use and sale of each Licensed Human Therapeutic Product in each country after the expiration of Pfizer's last obligation to pay royalties on Net Sales of each such Licensed Human Therapeutic Product in each such country.

         2.6 Pfizer Obligations

             2.6.1 Pfizer shall use reasonably diligent efforts to exploit Licensed Human Therapeutic Products commercially. This requirement shall be deemed satisfied:

                   (a) with respect to all Projects within the Annual Research Plan, if OSI is receiving Funding Payments at a rate of no less that seventy-five percent (75%) of those amounts set forth in Section 3.1 of the Collaborative Research Agreement; or

                   (b) with respect to any specific Project within an Annual Research Plan, if OSI is receiving Funding Payments at a rate of one hundred percent (100%) of budget for that specific Project; or

                   (c) with respect to any specific Project within an Annual Research Plan, if Pfizer is developing any Human Therapeutic Product for cancer or any other therapeutic indication identification in the course of executing that part of the Annual Research Plan covering that specific Project. Such development will be shown by semi-

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annual reports which demonstrate that Pfizer has an open or complete Request for
Development ("RFD") and, in the case of a completed RFD, the Human Therapeutic Product remains an active candidate for an Investigative New Drug application with the US Food & Drug Administration or foreign equivalent.

             2.6.2 If Pfizer ceases to exercise diligence with respect to a specific Project, Pfizer shall, at OSI's request, grant OSI the rights necessary to develop at least one Licensed Human Therapeutic Product identified in the course of executing that part of the Annual Research Plan covering that specific Project. OSI may develop such Licensed Human Therapeutic Products itself or with third parties on the same terms and conditions, including the payment of royalties to Pfizer, as otherwise would have been applied to Pfizer.

             2.6.3 If Pfizer grants a sublicense pursuant to Section 2, Pfizer shall guarantee that any sublicensee fulfills all of Pfizer's obligations under this Agreement.

         2.7 Rights to Product Improvements.

             For a period of five (5) years from the termination of the Collaborative License Agreement, Pfizer shall acquire an exclusive, (nonexclusive in the countries of the world in which this Section might otherwise be deemed to violate restrictive trade practices laws) worldwide, royalty-free license to any product improvements made by OSI to any Licensed Human Therapeutic Products, but only to the extent necessary to guarantee that Pfizer can fully enjoy all the rights granted to it pursuant to Section 2. Pfizer shall reimburse OSI for its reasonable costs of making such product improvements. OSI shall promptly and fully notify Pfizer of any such product improvements made by OSI, including costs. All such improvements shall be included within the scope of this Agreement.

         2.8 Technical Assistance.

             OSI shall provide to Pfizer or any sublicensee of Pfizer, at Pfizer's request and expense, any assistance reasonably necessary to enable Pfizer or such sublicensee to manufacture, use or sell each Licensed Human Therapeutic Product and to enjoy fully all the rights granted to Pfizer pursuant to this Agreement.

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3.       Royalties, Payments of Royalties, Accounting for Royalties, Records.

         3.1 Patent Rights.

             Pfizer shall pay OSI a royalty based on the Net Sales of each Licensed Human Therapeutic Product, the manufacture, use or sale of which would infringe a Valid Claim within Patent Rights if such manufacture, use or sale were by an unlicensed third party. Such royalty shall be paid in each country of the world from the date of first commercial sale of such Licensed Human Therapeutic Product in each such country until the expiration of the last applicable patent to expire with respect to each such country.

         3.2 Joint Technology.

             Pfizer shall pay OSI a royalty based on the Net Sales of each Licensed Human Therapeutic Product, the manufacture, use or sale of which would not infringe a Valid Claim within Patent Rights if such manufacture, use or sale were by an unlicensed third party, but which employs Joint Technology. Such royalty to be paid in each country of the world for ten (10) years from the date of first commercial sale of such Licensed Human Therapeutic Product in each such country, except that in the case of countries signatory to the Treaty of Rome said obligation to pay royalties shall terminate on the earlier of the termination of said ten (10) year period or the date on which Joint Technology enters the public domain.

         3.3 Royalty Rates - Patent Rights.

             Pfizer shall pay OSI a royalty for each Human Therapeutic Product licensed under Section 2.1 of *** percent *** of Net Sales of each Product in which the active ingredient is a synthetic compound.

         3.4 Royalty Rate - Joint Technology.

             Pfizer shall pay OSI a royalty of *** percent *** of Net Sales of each Human Therapeutic Product licensed under Section 2.2 of this Agreement.

         3.5 Single Royalty.

             The parties acknowledge that only one royalty rate, the highest one applicable, under Section 3.3 or Section 3.4 will be applicable to Net Sales of each Licensed Human Therapeutic Product.

*** These portions deleted pursuant to a request for confidential treatment.

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         3.6 Payment Dates.

             Royalties shall be paid by Pfizer on Net Sales within ninety (90) days after the end of each calendar quarter in which such Net Sales are made. Such payments shall be accompanied by a statement showing the Net Sales of each Licensed Human Therapeutic Product by Pfizer in each country, the applicable royalty rate for such Licensed Human Therapeutic Product, and a calculation of the amount of royalty due.

         3.7 Accounting.

             The Net Sales used for computing the royalties payable to OSI by Pfizer shall be computed and paid in dollars. For purposes of determining the amount of royalties due, the amount of Net Sales in any foreign currency shall be computed by (a) converting such amount into dollars at the prevailing commercial rate of exchange for purchasing dollars with such foreign currency as quoted by Citibank in New York on the last business day of the calendar quarter for which the relevant royalty payment is to be made by Pfizer and (b) deducting the amount of any tax, duty, charge, commission, discount or other fee payable in respect of such conversion into, and remittance of, dollars.

         3.8 Records.

             Pfizer shall keep for three (3) years from the date of each payment of royalties complete and accurate records of sales by Pfizer of each Licensed Human Therapeutic Product in sufficient detail to allow the accruing royalties to be determined accurately. OSI shall have the right for a period of three (3) years after receiving any report or statement with respect to royalties due and payable to appoint at its expense an independent certified public accountant reasonably acceptable to Pfizer to inspect the relevant records of Pfizer to verify such report or statement. Pfizer shall make its records available for inspection by such independent certified public accountant during regular business hours at such place or places where such records are customarily kept, upon reasonable notice from OSI, to the extent reasonably necessary to verify the accuracy of the reports and payments. Such inspection right shall not be exercised more than once in any calendar year nor more than once with respect to sales in any given period. OSI agrees to hold in strict confidence all information concerning royalty payments and reports, and all information learned in the course of any audit or inspection, except to the extent necessary for OSI to reveal such information in order

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to enforce its rights under this Agreement or disclosure is required by law. The failure of OSI to request verification of any report or statement during said three-year period shall be considered acceptance of the accuracy of such report, and Pfizer shall have no obligation to maintain records pertaining to such report or statement beyond said three-year period. The results of the inspection shall be binding on both parties.

4.       Legal Action.

         4.1 Actual or Threatened Disclosure or Infringement.

             When information comes to the attention of Pfizer to the effect that any Patent Rights or Joint Technology relating to a Licensed Human Therapeutic have been or are threatened to be unlawfully disclosed or that any of the exclusive rights granted by this Agreement has been or is threatened to be unlawfully infringed, Pfizer shall have the right at its expense to take such action as it may deem necessary to prosecute or prevent such unlawful disclosure or infringement, including the right to bring or defend any suit, action or proceeding involving any such disclosure or infringement. Pfizer shall notify OSI promptly of the receipt of any such information and of the commencement of any such suit, action or proceeding. If Pfizer determines that it is necessary or desirable for OSI to join any such suit, action or proceeding, OSI shall execute all papers and perform such other acts as may be reasonably required to permit Pfizer to act in OSI's name. In the event that Pfizer brings a suit, it shall have the right first to reimburse itself out of any sums recovered in such suit or in its settlement for all reasonable costs and expenses of every kind and character, including reasonable attorney's fees, involved in the prosecution of any suit, and twenty-five percent (25%) of any funds that shall remain from said recovery shall be distributed to OSI and the balance of such funds shall be retained by Pfizer. If Pfizer does not, within one hundred twenty (120) days after giving notice to OSI of the above-described information, notify OSI of Pfizer's intent to bring suit against any infringer, OSI shall have the right to bring suit for such alleged infringement, but it shall not be obligated to do so, and may join Pfizer as party plaintiff, if appropriate, in which event OSI shall hold Pfizer free, clear and harmless from any and all costs and expenses of such litigation, including attorney's fees, and any sums recovered in any such suit or in its settlement shall belong to OSI. However, twenty-five percent (25%) of any such sums received by OSI, after deduction of the costs and

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expenses of litigation, including attorney's fees paid, shall be paid to Pfizer.
Each party shall always have the right to be represented by counsel of its own selection and at its own expense in any suit instituted by the other for infringement, under the terms of this Section. If Pfizer lacks standing to bring any such suit, action or proceeding, then OSI shall do so at the request of Pfizer and at Pfizer's expense.

         4.2 Defense or Infringement Claims.

             OSI will cooperate with Pfizer at Pfizer's expense in the defense of any suit, action or proceeding against Pfizer or any sublicensee of Pfizer alleging the infringement of the intellectual property rights of a third party by reason of the use of Patent Rights or Joint Technology in the manufacture, use or sale of the Licensed Human Therapeutic Products. Pfizer shall give OSI prompt written notice of the commencement of any such suit, action or proceeding or claim of infringement and will furnish OSI a copy of each communication relating to the alleged infringement. OSI shall give to Pfizer all authority (including the right to exclusive control of the defense of any such suit, action or proceeding and the exclusive right to compromise, litigate, settle or otherwise dispose of any such suit, action or proceeding), information and assistance necessary to defend or settle any such suit, action or proceeding. If the parties agree that OSI should institute or join any suit, action or proceeding pursuant to this Section, Pfizer may join OSI as a defendant if necessary or desirable, and OSI shall execute all documents and take all other actions, including giving testimony, which may reasonably be required in connection with the prosecution of such suit, action or proceeding.

         4.3 Hold Harmless.

             OSI agrees to defend, protect, indemnify and hold harmless Pfizer and any sublicensee of Pfizer, from and against any loss or expense arising from any proven claim of a third party that it has been granted rights by OSI that Pfizer or any sublicensee of Pfizer in exercising their rights granted to Pfizer by OSI pursuant to this Agreement, has infringed upon such rights granted to such third party by OSI. Pfizer agrees to defend, protect, indemnify and hold harmless OSI from and against any liability, claim, loss, cost or expense arising from any claim for product liability based upon Pfizer's manufacture, use or sale of any Licensed Human Therapeutic Product.

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         4.4 Third Party Licenses.

             If the manufacture, use or sale by Pfizer of a Licensed Human Therapeutic Product in any country would, in the opinion of both Pfizer and OSI, infringe a patent owned by a third party, Pfizer and OSI shall attempt to obtain a license under such patent. If Pfizer obtains a license under such patent, fifty percent (50%) of any payments made by Pfizer to such third party shall be deductible from royalty payments due from Pfizer to OSI pursuant to this Agreement; provided, however, that in no event shall royalties payable to OSI be reduced by more that twenty-five percent (25%) as a result of all such deductions. All such computations, payments, and adjustments shall be on a country by country and patent by patent basis. If OSI is of the opinion that such manufacture, use or sale would not infringe such patent owned by a third party, OSI may, at its direction, bring suit against such third party seeking a declaration that such patent is invalid or not infringed by Pfizer's manufacture, use or sale of Licensed Human Therapeutic Product involved, or may bring opposition, nullity or other proceedings against such patent, as appropriate. If OSI is successful in such suit, Pfizer shall continue to pay royalties in such country as provided in Section 3. If OSI does not bring such suit or is unsuccessful in such suit, it shall join Pfizer in an attempt to obtain a license under such patent, and fifty percent (50%) of any payments made by Pfizer to such third party for such license shall be deductible from royalty payments due from Pfizer to OSI as to that patent and that country pursuant to this Agreement.

5.       Representation and Warranty.

         OSI and Pfizer represent and warrant to each other that they have the right to grant to each other the licenses granted to them pursuant to this Agreement, and that the licenses so granted do not conflict with or violate the terms of any agreement between either of them and any third party.

6. Additional Terms. The following terms of the Collaborative Research Agreement are incorporated into this Agreement as if set forth verbatim:

               (a) Sections 9.3, 9.4 and 9.6.

               (b) Section 4.1 through 4.3, inclusive.

               (c) Section 6. Provisions Concerning the Filing Prosecution and
                   Maintenance of Patent Rights.

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               (d) Section 12. Dispute Resolution.

               (e) Section 13. Notices.

               (f) Section 14. Governing Law.

               (g) Section 15. Miscellaneous.

         IN WITNESS WHEREOF, the parties have caused this agreement to be executed by their duly authorized representative.

                                           PFIZER INC

                                           By: /s/ GEORGE M. MILNE
                                               ---------------------------
                                           Title:  Vice President
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                                           ONCOGENE SCIENCE, INC.


                                           By: /s/ GARY E. FRASHIER
                                               ---------------------------
                                           Title: Chief Executive Officer
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